Exhibit 99.1

FOR IMMEDIATE RELEASE July 20, 2009	Contact: Kim Dority (303) 952-6458 kdority@disaboom.com Investor Relations: John Walpuck (303) 952-6459 IR@disaboom.com

DISABOOM CHAIRMAN’S UPDATE TO SHAREHOLDERS
Despite economy, enormous progress since September 2008 management change

Denver, CO – July 20, 2009 – Disaboom, Inc. (OTCBB: DSBO, www.disaboom.com), the leading online resource for people with disabilities, today announced that Disaboom’s founder and Chairman of the Board Dr. J. Glen House this week will report to shareholders the substantial progress the Company has made nine months after a significant management change.

Opportunity in Adversity
“Of course the current economic downturn and turmoil has adversely impacted our business,” says House, “but as a member of the disability community since I was 20, we seek opportunity in adversity. The current management team, leadership, and business direction of Disaboom is 95% different than it was in August 2008.” Beginning in September 2008, the Company, with the full support of its Board of Directors, aggressively responded to dramatically changing economic, capital market, and internet advertising conditions. The Company appointed new leadership, restructured its management team and employee base, and dramatically reduced its overall cost structure to reflect these new realities – while at the same time launching a series of initiatives designed to enhance its future growth and drive to profitability.

Disaboom reports the following financial results and business initiatives before and after the current management change in September 2008:

•	Average monthly cash operating expenditures for the quarter ended June 30, 2008 were $1,546,206; average monthly cash operating expenditures for the most recent quarter ended June 30, 2009 were $244,162, a decrease of 84 percent.
•	There were 63 full-time employees during the month of August 2008, and only 20 full-time employees as of June 30, 2009, a decrease of 68 percent.
•	There were a number of outsourced third party vendor services relationships as of August 2008; the Company has aggressively restructured its operations, terminated almost all of its third party vendor services relationships, and performs the necessary core functions in-house as of June 30, 2009.
•	Unique visitors to the Disaboom Network during the month of August 2008 were approximately 285,000; there were approximately 1,345,000 unique visitors during the month of June 2009, an increase of 370 percent.
•	Beginning in December 2008, the Company launched a new sales initiative, and began to hire, train, and develop online sales executives on a very limited basis; for the quarters ended December 31, 2008, March 31, 2009, and June 30, 2009, sales related to this initiative were approximately $33,000, $141,000, and $230,000, respectively.
•	There were three groups of standard products available for sale to advertisers as of August 2008; there are four groups of standard products, as well as 10 additional individual products, available for sale to advertisers as of June 30, 2009.
•	Beginning in the quarter ended June 30, 2009, the Company launched a comprehensive initiative involving the entire redesign of its enterprise technology, including its enterprise framework, social media applications, and web assets (i.e., websites); the primary objective of the redesign initiative is to dramatically enhance the user experience by simplifying navigation and substantially increasing site speed; the Company anticipates releasing its redesigned employment-related website DisaboomJobs.com during the week of July 20, 2009, releasing its redesigned media-related website Disaboom.com during the week of September 14, 2009, and releasing its redesigned social media-related website DisaboomLive.com during the week of November 2, 2009.

For the quarter ended June 30, 2009, Disaboom reports the following preliminary results (not independently reviewed):

•	84 percent decrease in cash operating expenditures versus the quarter ended June 30, 2008, and a 25 percent decrease versus the quarter ended March 31, 2009, or approximately $730,000 in cash operating expenditures for the quarter.
•	June 2009 monthly cash operating expenditures were approximately $200,000.
•	63 percent increase in sales versus the quarter ended March 31, 2009, or approximately $230,000 in sales for the quarter.
•	Cash collections of approximately $170,000 for the quarter.
•	A $1.1 million cash balance as of June 30, 2009.

“We are willing to do whatever it takes to work through the current economic turmoil, to serve our community, and to ensure the success and longevity of our business. With a monthly recurring expense base now of only approximately $200,000, steadily rising sales, and our existing cash reserves, I believe we are poised for success,” says John Walpuck, President and CEO.

Market Position
“We’ve built the only online destination where people of all disabilities and their caregivers can find information, connections, resources, job opportunities, and products and services – collectively enabling them to transcend physical or geographic restrictions and to engage more effectively with the world around them. The disability market is enormous and Disaboom provides the most comprehensive channel for commercial companies and other organizations wanting to reach and work with the cross-disability community. When I look at the current valuations of other social networks, I believe that we are very much on the right track with our new direction, evolving business, customer performance results, niche community, and market leadership position,” stated Glen House.

About Disaboom
Disaboom, Inc. was founded with the primary purpose of developing the first interactive online community dedicated to constantly improving the way people with disabilities or functional limitations live their lives. The Company’s network of websites (the “Disaboom Network”) serves as a comprehensive online resource as well as a social media and publishing platform not only for people living with such conditions, but their immediate families and friends, caregivers, recreation and rehabilitation providers, employers, and other related communities. More than 54 million American adults live with disabilities or functional limitations today in the United States alone.

This press release contains forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the Company’s management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of the Company’s future financial performance, the continuing development of the Company’s website, the prospects for selling advertising on the website and new visitors and visitor page views related to advertising agreements, the Company’s anticipated growth and potentials in its business, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified under “Risk Factors” in our Form 10-K for the year ended December 31, 2008. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.

SOURCE: Disaboom

http://www.disaboom.com